BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
April 20, 2017		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Tamera Gjesdal Senior Vice President Investor Relations (336) 733-3058	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports strong first quarter earnings
Driven by record quarterly revenues and expense control

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported earnings for the first quarter of 2017. Net income available to common shareholders was $378 million, down 28.3 percent from the first quarter of 2016. Earnings per diluted common share were $0.46 for the first quarter of 2017. Excluding a loss on the early extinguishment of higher-cost FHLB advances of $392 million ($246 million after tax), pre-tax merger-related and restructuring charges of $36 million ($22 million after tax), and $35 million of excess tax benefits from equity-based compensation plans, net income available to common shareholders was $611 million, or $0.74 per diluted share.

Net income available to common shareholders was $592 million ($0.72 per diluted share) for the fourth quarter of 2016 and $527 million ($0.67 per diluted share) for the first quarter of 2016.

"We are pleased to report strong earnings for the first quarter," said Chairman and Chief Executive Officer Kelly S. King. "During the quarter, we terminated $2.9 billion of higher-cost FHLB advances, resulting in a pre-tax loss on early extinguishment of $392 million, or $0.30 per diluted share. This strategic action lowers our future borrowing costs and provides a boost to future margins and earnings.

"Taxable-equivalent revenues were a record $2.8 billion, up 9.1 percent compared to the first quarter of 2016," King said. "Net interest income was up $81 million and noninterest income was up $155 million from last year as we continue to capitalize on our acquisitions. In addition, revenues were up 7.6 percent, from the fourth quarter of 2016.

"Expenses were $2.1 billion and included over $400 million in debt extinguishment and merger-related and restructuring charges," King said. "Excluding these items, our adjusted efficiency ratio is at its lowest level since 2014, reflecting strong expense control, leverage from our acquisitions and excellent asset quality."

First Quarter 2017 Performance Highlights

•	Taxable-equivalent revenues were $2.8 billion for the first quarter, up $52 million from the fourth quarter of 2016

◦	Net interest income on a taxable-equivalent basis was up $43 million

◦	Net interest margin was 3.46 percent, up 14 basis points; driven by rate increases and lower borrowing costs

◦	Noninterest income was up $9 million

◦	Fee income ratio was 42.1 percent, compared to 42.6 percent for the prior quarter

•	Noninterest expense was $2.1 billion, up $434 million compared to the fourth quarter of 2016

◦	Increase includes $392 million loss on debt extinguishment

◦	Personnel expense increased $7 million

◦	Merger-related and restructuring charges increased $23 million

◦	GAAP efficiency ratio was 75.6 percent, compared to 61.1 percent for the prior quarter

◦	Adjusted efficiency ratio was 58.0 percent, compared to 59.5 percent for the prior quarter

•	Average loans and leases held for investment were $142.0 billion compared to $142.3 billion for the fourth quarter of 2016

◦	Average sales finance loans increased $297 million, or 11.4 percent annualized, primarily due to a portfolio purchase in the fourth quarter of 2016

◦	Average residential mortgage loans decreased $343 million, or 4.6 percent annualized

•	Average deposits were $161.4 billion compared to $160.1 billion for the prior quarter

◦	Average noninterest-bearing deposits decreased $326 million, or 2.6 percent annualized, primarily due to seasonality

◦	Average interest-bearing deposits were up $1.6 billion and costs were 0.26 percent, up four basis points compared to the prior quarter

◦	Deposit mix remained strong, with average noninterest-bearing deposits representing 31.7 percent of total deposits, compared to 32.1 percent in the prior quarter

•	Asset quality remained strong

◦	Nonperforming loans decreased $13 million and represented 0.51 percent of loans held for investment

◦	Loans 90 days or more past due and still accruing were 0.38 percent of loans held for investment, compared to 0.44 percent in the prior quarter

◦	Loans 30-89 days past due and still accruing were 0.56 percent of loans held for investment, compared to 0.75 percent in the prior quarter

◦	The allowance for loan loss coverage ratio was 2.05 times nonperforming loans held for investment, versus 2.03 times in the prior quarter

◦	The allowance for loan and lease losses was 1.04 percent of loans held for investment, unchanged from the prior quarter

•	Capital levels remained strong across the board

◦	Common equity tier 1 to risk-weighted assets was 10.3 percent, or 10.1 percent on a fully phased-in basis

◦	Tier 1 risk-based capital was 12.0 percent

◦	Total capital was 14.1 percent

◦	Leverage capital was 10.0 percent

EARNINGS HIGHLIGHTS
(dollars in millions, except per share data)				Change 1Q17 vs.
	1Q17	4Q16	1Q16	4Q16	1Q16
Net income available to common shareholders	$378	$592	$527	$(214)	$(149)
Diluted earnings per common share	0.46	0.72	0.67	(0.26)	(0.21)

Net interest income - taxable equivalent	$1,649	$1,606	$1,568	$43	$81
Noninterest income	1,171	1,162	1,016	9	155
Total taxable-equivalent revenue	$2,820	$2,768	$2,584	$52	$236
Less taxable-equivalent adjustment	40	41	39
Total revenue	$2,780	$2,727	$2,545

Return on average assets	0.79%	1.16%	1.09%	(0.37)%	(0.30)%
Return on average risk-weighted assets	0.98	1.45	1.37	(0.47)	(0.39)
Return on average common shareholders' equity	5.72	8.75	8.45	(3.03)	(2.73)
Return on average tangible common shareholders' equity (1)	9.98	14.91	13.87	(4.93)	(3.89)
Net interest margin - taxable equivalent	3.46	3.32	3.43	0.14	0.03

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

First Quarter 2017 compared to Fourth Quarter 2016

Total taxable-equivalent revenues were $2.8 billion for the first quarter of 2017, an increase of $52 million compared to the prior quarter, which reflects an increase of $43 million in taxable-equivalent net interest income, while noninterest income was up $9 million.

The net interest margin was 3.46 percent for the first quarter, up 14 basis points compared to the prior quarter driven by higher yields on loans and securities as well as lower borrowing costs. Average earning assets were essentially flat, which primarily reflects a $274 million decrease in average securities and an $871 million decrease in average total loans. These decreases were offset by an increase in other-earning assets, which was largely interest-bearing balances at the Federal Reserve. Average interest-bearing liabilities increased $517 million, resulting from a $1.6 billion increase in interest-bearing deposits, which was partially offset by an $806 million decrease in long-term debt and a $268 million decrease in short-term borrowings.

The annualized yield on the total loan portfolio for the first quarter was 4.30 percent, up six basis points reflecting the impact of the rate increases. The annualized taxable-equivalent yield on the average securities portfolio for the first quarter was 2.42 percent, up 29 basis points compared to the prior quarter, primarily due to duration adjustments on non-agency mortgage-backed securities recorded in the prior quarter.

The average annualized cost of interest-bearing deposits was 0.26 percent, up four basis points compared to the prior quarter. The average annualized rate paid on long-term debt was 1.83 percent, down 33 basis points compared to the prior quarter, due to the benefits from the extinguishment of higher-cost FHLB advances.

Excluding purchased credit impaired ("PCI") loans, which includes loans acquired from the FDIC, the provision for credit losses was $146 million and net charge-offs were $148 million for the first quarter, compared to $133 million and $136 million, respectively, for the prior quarter.

Noninterest income of $1.2 billion was up $9 million compared to the prior quarter primarily due to increased insurance income, partially offset by lower investment banking and brokerage fees and commissions.

Noninterest expense was $2.1 billion for the first quarter, up $434 million compared to the prior quarter. This increase was largely a result of the $392 million loss on the extinguishment of $2.9 billion of higher-cost FHLB advances. In addition, loan-related expense and merger-related and restructuring charges were higher compared to the prior quarter. Fourth quarter loan-related expense included a $31 million release of mortgage repurchase reserves, which was primarily driven by lower anticipated loan repurchase requests.

The provision for income taxes was $104 million for the first quarter, compared to $287 million for the prior quarter. The effective tax rate for the first quarter was 19.6 percent, compared to 30.9 percent for the prior quarter. The current quarter tax provision includes $35 million of excess tax benefits from equity-based compensation plans.

First Quarter 2017 compared to First Quarter 2016

Total taxable-equivalent revenues were $2.8 billion for the first quarter of 2017, an increase of $236 million compared to the earlier quarter. This reflects an increase of $81 million in taxable-equivalent net interest income and an increase of $155 million in noninterest income. These increases include the benefits from acquisitions during the past year.

Net interest margin was 3.46 percent, up three basis points compared to the earlier quarter. Average earning assets increased $9.0 billion and average interest-bearing liabilities increased $3.8 billion; both increases were primarily driven by acquisition activity. Noninterest-bearing deposits increased $4.9 billion due to organic growth and acquisitions. The annualized yield on the total loan portfolio for the first quarter was 4.30 percent, down five basis points compared to the earlier quarter. The annualized taxable-equivalent yield on the average securities portfolio for the first quarter was 2.42 percent, up two basis points compared to the earlier period.

The average annualized cost of interest-bearing deposits was 0.26 percent, up one basis point compared to the earlier quarter. The average annualized rate paid on long-term debt was 1.83 percent, down 36 basis points compared to the earlier quarter primarily due to benefits from the extinguishment of higher-cost FHLB advances.

Excluding PCI loans, the provision for credit losses was $146 million, compared to $182 million in the earlier quarter. Net charge-offs for the first quarter of 2017, excluding PCI loans, totaled $148 million, compared to $154 million for the earlier quarter.

Noninterest income was $1.2 billion, an increase of $155 million from the earlier quarter. This increase was driven by higher insurance income, FDIC loss share income and other income. These increases were partially offset by a decline in securities gains compared to the earlier quarter.

Noninterest expense for the first quarter of 2017 was $2.1 billion, up $557 million compared to the earlier quarter. This increase was driven by the previously mentioned loss on debt extinguishment, higher personnel expense, and smaller increases in other categories of expense due to the acquisitions of National Penn and Swett & Crawford.

The provision for income taxes was $104 million for the first quarter of 2017, compared to $246 million for the earlier quarter. This produced an effective tax rate for the first quarter of 2017 of 19.6 percent, compared to 30.1 percent for the earlier quarter. The current quarter tax provision includes $35 million of excess tax benefits from equity-based compensation plans.

NONINTEREST INCOME
(dollars in millions)				% Change 1Q17 vs.
	1Q17	4Q16	1Q16	4Q16	1Q16
				(annualized)
Insurance income	$458	$419	$419	37.7	9.3
Service charges on deposits	168	172	154	(9.4)	9.1
Mortgage banking income	103	107	91	(15.2)	13.2
Investment banking and brokerage fees and commissions	91	108	97	(63.8)	(6.2)
Trust and investment advisory revenues	68	69	62	(5.9)	9.7
Bankcard fees and merchant discounts	59	60	56	(6.8)	5.4
Checkcard fees	51	50	45	8.1	13.3
Operating lease income	36	34	34	23.9	5.9
Income from bank-owned life insurance	29	26	31	46.8	(6.5)
FDIC loss share income, net	—	—	(60)	—	(100.0)
Securities gains (losses), net	—	1	45	NM	(100.0)
Other income	108	116	42	(28.0)	157.1
Total noninterest income	$1,171	$1,162	$1,016	3.1	15.3
NM - not meaningful.

First Quarter 2017 compared to Fourth Quarter 2016

Noninterest income was $1.2 billion for the first quarter, up $9 million compared to the prior quarter primarily due to increased insurance income, partially offset by lower investment banking and brokerage fees and commissions.

Insurance income increased $39 million primarily due to seasonality. Investment banking and brokerage fees and commissions decreased $17 million, as several large deals closed in the prior quarter.

First Quarter 2017 compared to First Quarter 2016

Noninterest income for the first quarter of 2017 was up $155 million compared to the earlier quarter. This increase was driven by higher insurance income, FDIC loss share income and other income. These increases were partially offset by a decline in securities gains compared to the earlier quarter.

Insurance income increased $39 million, primarily the result of the Swett & Crawford acquisition.

FDIC loss share income improved $60 million due to the termination of the loss sharing agreements during the third quarter of 2016.

Other income increased $66 million, which includes an increase of $49 million in income related to assets for certain post-employment benefits, which is primarily offset in personnel expense.

Service charges on deposits increased $14 million primarily due to higher volumes as a result of both organic growth and acquisitions.

Mortgage banking income increased $12 million primarily resulting from gains on sales of both commercial and residential mortgages and higher margins on interest rate locks.

NONINTEREST EXPENSE
(dollars in millions)				% Change 1Q17 vs.
	1Q17	4Q16	1Q16	4Q16	1Q16
				(annualized)
Personnel expense	$1,011	$1,004	$915	2.8	10.5
Occupancy and equipment expense	193	198	191	(10.2)	1.0
Software expense	58	57	51	7.1	13.7
Outside IT services	49	50	41	(8.1)	19.5
Amortization of intangibles	38	38	32	—	18.8
Regulatory charges	39	42	30	(29.0)	30.0
Professional services	22	27	22	(75.1)	—
Loan-related expense	30	(6)	32	NM	(6.3)
Merger-related and restructuring charges, net	36	13	23	NM	56.5
Loss (gain) on early extinguishment of debt	392	—	(1)	NM	NM
Other expense	234	245	209	(18.2)	12.0
Total noninterest expense	$2,102	$1,668	$1,545	105.5	36.1
NM - not meaningful.

First Quarter 2017 compared to Fourth Quarter 2016

Noninterest expense was $2.1 billion for the first quarter, up $434 million compared to the prior quarter. This increase was largely a result of the $392 million loss on the extinguishment of $2.9 billion of higher-cost FHLB advances. In addition, loan-related expense and merger-related and restructuring charges increased $36 million and $23 million, respectively, compared to the prior quarter.

Personnel expense increased $7 million, primarily due to an increase of $34 million from higher payroll taxes, equity-based compensation and other employee benefits expenses, which is largely seasonal due to annual resets of social security taxes, 401(k) contributions and retirement eligibility. This was offset by a decrease of $28 million in salaries and incentives expense.

Merger-related and restructuring charges increased $23 million compared to the prior quarter. The increase largely relates to the write-off of certain capitalized costs on software never placed in service and the writedown of real estate in connection with restructuring activities.

Loan-related expense increased $36 million largely due to a $31 million release of mortgage repurchase reserves recorded in the prior quarter, which was primarily driven by lower anticipated loan repurchase requests.

First Quarter 2017 compared to First Quarter 2016

Noninterest expense for the first quarter of 2017 was up $557 million compared to the earlier quarter. This increase was driven by the previously mentioned loss on debt extinguishment, higher personnel expense, and smaller increases in other categories of expense due to the acquisitions of National Penn and Swett & Crawford.

Personnel expense increased $96 million, driven by a $50 million increase in salaries and incentives, which reflects a 1,635 increase in full-time equivalent employees primarily resulting from acquisitions. Additionally, other personnel expenses were higher $46 million, which includes an increase of $38 million for certain post-employment benefits, which is largely offset in other income.

Merger-related and restructuring charges increased $13 million, primarily the result of the write-off of capitalized software costs and real estate previously mentioned, partially offset by lower merger-related expenses.

Other expense increased $25 million primarily due to higher operating charge-offs, taxes and licenses, advertising and sundry other expenses partially due to the National Penn acquisition.

LOANS AND LEASES - average balances
(dollars in millions)
	1Q17	4Q16	Change	% Change
				(annualized)
Commercial and industrial	$51,119	$51,306	$(187)	(1.5)
CRE-income producing properties	14,602	14,566	36	1.0
CRE-construction and development	3,844	3,874	(30)	(3.1)
Dealer floor plan	1,427	1,367	60	17.8
Direct retail lending	12,014	12,046	(32)	(1.1)
Sales finance	10,896	10,599	297	11.4
Revolving credit	2,607	2,608	(1)	(0.2)
Residential mortgage	29,701	30,044	(343)	(4.6)
Other lending subsidiaries	14,919	14,955	(36)	(1.0)
PCI	883	974	(91)	(37.9)
Total loans and leases held for investment	$142,012	$142,339	$(327)	(0.9)

Average loans held for investment for the first quarter of 2017 were $142.0 billion, down $327 million compared to the fourth quarter of 2016. Excluding continued runoff of residential mortgage and PCI loans, average loans held for investment were up $107 million compared to the prior quarter.

Average sales finance loans increased $297 million, primarily due to a $1.9 billion portfolio acquisition in the fourth quarter. This increase was partially offset by the continued effects of dealer pricing structure changes implemented during 2015 and also reflects the continued runoff of the auto lease portfolio obtained in connection with the Susquehanna acquisition.

DEPOSITS - average balances
(dollars in millions)
	1Q17	4Q16	Change	% Change
				(annualized)
Noninterest-bearing deposits	$51,095	$51,421	$(326)	(2.6)
Interest checking	29,578	28,634	944	13.4
Money market and savings	64,857	63,884	973	6.2
Time deposits	14,924	15,693	(769)	(19.9)
Foreign office deposits - interest-bearing	929	486	443	NM
Total deposits	$161,383	$160,118	$1,265	3.2
NM - not meaningful.

Average deposits for the first quarter were $161.4 billion, up $1.3 billion compared to the prior quarter.

Average noninterest-bearing deposits decreased $326 million, primarily due to seasonality.

Interest checking increased $944 million, primarily due to increases in personal balances and public funds.

Money market and savings increased $973 million primarily due to commercial balances.

Average time deposits decreased $769 million due to decreases in personal balances, IRAs and commercial balances.

Average foreign office deposits increased $443 million due to higher overall funding needs.

Noninterest-bearing deposits represented 31.7 percent of total average deposits for the first quarter, compared to 32.1 percent for the prior quarter and 30.8 percent a year ago. The cost of interest-bearing deposits was 0.26 percent for the first quarter, up four basis points compared to the prior quarter.

SEGMENT RESULTS
(dollars in millions)				Change 1Q17 vs.
Segment Net Income	1Q17	4Q16	1Q16	4Q16	1Q16
Community Banking	$334	$333	$302	$1	$32
Residential Mortgage Banking	48	72	44	(24)	4
Dealer Financial Services	29	41	42	(12)	(13)
Specialized Lending	50	46	50	4	—
Insurance Holdings	47	34	53	13	(6)
Financial Services	91	117	21	(26)	70
Other, Treasury and Corporate	(173)	—	58	(173)	(231)
Total net income	$426	$643	$570	$(217)	$(144)
Effective January 2017, several business activities were realigned within the segments. Results for prior periods have been revised to reflect the new structure.

First Quarter 2017 compared to Fourth Quarter 2016

The financial information related to National Penn's operations was included in the Other, Treasury & Corporate segment until the systems conversion, which occurred during July 2016. The majority of National Penn's operations are now included in Community Banking.

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and servicing client relationships.

Community Banking net income was $334 million for the first quarter of 2017, essentially flat compared to the prior quarter. Segment net interest income increased slightly due to improved funding spreads on deposits, partially offset by fewer days in the current quarter. Noninterest income decreased slightly due to a seasonal decline in service charges on deposits.

Allocated corporate expenses increased slightly due to internal business initiatives, which was largely offset by a decline in noninterest expense driven by lower operating charge-offs and donations and contributions expense.

Residential Mortgage Banking

Residential Mortgage Banking originates and purchases mortgage loans to either hold for investment or sell to third-parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

Residential Mortgage Banking net income was $48 million for the first quarter of 2017, a decrease of $24 million compared to the prior quarter. Segment net interest income declined $12 million primarily due to lower average loan balances. Noninterest expense increased $34 million due to higher loan processing expense driven largely by a $31 million release of mortgage repurchase reserves in the prior quarter. The allocated provision for credit losses fell due to improved loss severity trends.

Dealer Financial Services

Dealer Financial Services originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T's market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles. In conjunction with Community Banking, Dealer Financial Services provides financing and servicing to dealers for their inventories in Community Banking's footprint.

Dealer Financial Services net income was $29 million for the first quarter of 2017, a decrease of $12 million compared to the prior quarter. Results were driven by a slight decrease in segment net interest income primarily due to a decline in credit spreads on loans as well as fewer days in the current quarter. Also, the allocated provision for credit losses increased primarily due to increased net charge-offs in the Regional Acceptance loan portfolio and higher loss severity trends.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance solutions to commercial and consumer clients including: commercial finance, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance and small ticket dealer-based financing of equipment for consumers and small businesses.

Specialized Lending net income was $50 million for the first quarter of 2017, an increase of $4 million compared to the prior quarter. Segment net interest income decreased slightly due to a decline in average loan balances and fewer days in the quarter. Noninterest income fell slightly due to lower commercial mortgage income. Noninterest expense decreased $18 million due to declines in restructuring charges and personnel expense, as well as asset write-downs in the operating lease portfolio in the prior quarter.

Specialized Lending average loans decreased $133 million, or 3.3 percent annualized, primarily due to expected seasonality and a decline in small ticket dealer-based finance and other specialized lending loans, due in part to the sale of a loan portfolio in the prior quarter, partially offset by an increase in equipment finance loans.

Insurance Holdings

BB&T's insurance agency / brokerage network is the fifth largest in the United States and sixth largest in the world. Insurance Holdings provides property and casualty, life and health insurance to businesses and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance.

Insurance Holdings net income was $47 million in the first quarter of 2017, an increase of $13 million compared to the prior quarter. Noninterest income increased $34 million, which primarily reflects seasonality in employee benefits commissions. Noninterest expense increased $11 million due to higher incentive expense, payroll taxes and defined contribution expense, partially offset by a decline in salaries expense.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds through BB&T Investment Services, Inc. The segment includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships and client derivatives. The segment also includes the company's SBIC private equity investments.

Financial Services net income was $91 million in the first quarter of 2017, a decrease of $26 million compared to the prior quarter. Noninterest income decreased $42 million, primarily due to lower investment banking income and lower income from SBIC private equity investments, as well as lower client derivative income.

Noninterest expense decreased slightly due to lower personnel expense, which was partially offset by an increase in allocated corporate expenses driven by internal business initiatives and additional support area costs.

Corporate Banking's average loan balances increased $266 million, or an annualized 7.6 percent, compared to the prior quarter, while BB&T Wealth's average loan balances increased $40 million, or an annualized 10.5 percent. Corporate Banking's average transaction account deposits increased $158 million, or 28.7 percent on an annualized basis compared to the prior quarter. BB&T Wealth's average transaction account deposits increased $369 million, or 35.5 percent on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

Other, Treasury & Corporate generated a net loss of $173 million for the first quarter of 2017, compared to break-even in the fourth quarter. Segment net interest income increased $58 million due to higher yields on securities, a decline in long-term debt balances and an increase in the net charge for funds. Noninterest income increased $24 million primarily due to improvement in fair value hedge ineffectiveness and increased income related to assets for certain post-employment benefits.

Noninterest expense increased $418 million due to the first quarter loss on the early extinguishment of higher-cost FHLB advances of $392 million, as well as increased restructuring charges and higher expense related to assets for certain post-employment benefits. Allocated corporate expenses decreased by $20 million due to higher allocation to the operating segments. The benefit for income taxes increased $147 million due to a higher pre-tax loss and $35 million of excess tax benefits from equity-based compensation plans in the first quarter.

First Quarter 2017 compared to First Quarter 2016

Community Banking

Community Banking net income was $334 million for the first quarter of 2017, an increase of $32 million compared to the earlier quarter. Segment net interest income increased $73 million driven by loan and deposit growth from the acquisition of National Penn and higher funding spreads on deposits. Noninterest income increased $25 million due to higher service charges on deposits and checkcard fees, which were partially driven by the National Penn acquisition.

The allocated provision for credit losses increased $35 million primarily due to normalization of credit trends and loan growth. Noninterest expense increased $13 million, driven by higher occupancy and equipment expense, personnel expense and operating charge-offs which were primarily attributable to the National Penn acquisition. Allocated corporate expense increased $12 million compared to the earlier quarter largely due to the National Penn acquisition.

Residential Mortgage Banking

Residential Mortgage Banking net income was $48 million for the first quarter of 2017, an increase of $4 million compared to the earlier quarter. Noninterest income increased slightly due to higher gains on sale of loans, which was partially offset by a decline in segment net interest income due to lower credit spreads on loans.

The allocated provision for credit losses decreased slightly due to a decline in loss estimates, partially offset by an increase in net charge-offs. Noninterest expense decreased slightly due to declines in loan processing expense, professional services and foreclosed property expense, partially offset by an increase in personnel expense. Allocated corporate expenses rose slightly due to increased investments in business initiatives and additional support area costs.

Dealer Financial Services

Dealer Financial Services net income was $29 million for the first quarter of 2017, a decrease of $13 million compared to the earlier quarter. Segment net interest income increased slightly due to higher average loan balances, partially offset by a decline in credit spreads on loans. The allocated provision for credit losses increased $19 million primarily due to higher net charge-offs in the Regional Acceptance loan portfolio, driven by increases in loss severity. Noninterest expense increased slightly due to higher loan processing and servicing expense and personnel expense.

Specialized Lending

Specialized Lending net income was $50 million for the first quarter of 2017, flat compared to the earlier quarter. Noninterest income increased due to higher commercial mortgage banking income and operating lease income. Noninterest expense increased due to higher personnel expense and increased depreciation on property held under operating leases.

Insurance Holdings

Insurance Holdings net income was $47 million for the first quarter of 2017, a decrease of $6 million compared to the earlier quarter. Noninterest income increased $41 million, which primarily reflects the addition of Swett & Crawford, in addition to increased employee benefit and life insurance commissions, partially offset by lower performance-based commissions on the commercial property and casualty business. Noninterest expense increased $43 million, primarily due to the Swett & Crawford acquisition, which led to higher personnel expense. Also, amortization of intangibles increased due to the acquisition of Swett & Crawford.

Financial Services

Financial Services net income was $91 million for the first quarter of 2017, an increase of $70 million compared to the earlier quarter. Noninterest income increased $17 million, primarily due to an improved credit valuation adjustment on client derivatives and increased trust and investment advisory fees, partially offset by a decline in investment banking income. Segment net interest income increased $12 million, primarily driven by deposit growth and higher funding spreads on deposits for BB&T Wealth and loan growth for Corporate Banking. The allocated provision for credit losses decreased $89 million. This change was driven by higher net charge-offs and increased reserves in the earlier quarter primarily related to energy lending exposures within the Corporate Banking loan portfolio.

Other, Treasury & Corporate

Other, Treasury & Corporate generated a net loss of $173 million in the first quarter of 2017, compared to net income of $58 million in the earlier quarter. Noninterest income increased $60 million, driven by a $60 million improvement in FDIC loss share income as a result of terminating the loss share agreements in the third quarter of 2016. Also, income related to assets for certain post-employment benefits increased and the gain on sale of securities declined $45 million due to gains recognized in the earlier quarter. Segment net interest income decreased $11 million, primarily due to a decline in the net charge for funds and lower balances of purchased credit-impaired loans, partially offset by a decrease in long-term debt balances.

Noninterest expense increased $485 million due to the previously mentioned loss on the early extinguishment of higher-cost FHLB advances and increased expense related to assets for certain post-employment benefits, merger related and restructuring charges, regulatory charges, information technology professional services and other expenses. Also, the segment allocated $34 million of additional corporate expenses to other operating segments compared to the earlier quarter. The benefit for income taxes increased $185 million due to a decline in pre-tax income and $35 million of excess tax benefits from equity-based compensation plans in the first quarter of 2017.

CAPITAL RATIOS (1)
	1Q17	4Q16	3Q16	2Q16	1Q16
Risk-based:
Common equity Tier 1	10.3%	10.2%	10.1%	10.0%	10.4%
Tier 1	12.0	12.0	11.8	11.7	12.2
Total	14.1	14.1	14.0	13.9	14.6
Leverage	10.0	10.0	9.8	9.6	10.1

(1)	Current quarter regulatory capital ratios are preliminary.

Capital levels remained strong at March 31, 2017. BB&T declared common dividends of $0.30 per share during the first quarter of 2017, which resulted in a dividend payout ratio of 64.0 percent. BB&T completed $160 million (4.4 million shares) of open market share repurchases during the first quarter. Additionally, shareholders' equity increased $86 million (issued 6.3 million net shares) pursuant to activity in equity-based compensation plans. The accelerated share repurchase program concluded in January 2017 with approximately 910,000 additional shares being retired; however, the conclusion of the program did not impact capital as the full cost was charged to equity in the fourth quarter. The total payout ratio for the first quarter of 2017 was 106.3 percent.

BB&T's estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 10.1 percent at March 31, 2017 and 10.0 percent at December 31, 2016.

BB&T's liquidity coverage ratio was approximately 124 percent at March 31, 2017, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 12.7 percent at March 31, 2017.

ASSET QUALITY (1)
(dollars in millions)
	1Q17	4Q16	3Q16	2Q16	1Q16
Total nonperforming assets	$801	$813	$843	$886	$903
Total performing TDRs	1,153	1,170	1,072	1,003	981
Total loans 90 days past due and still accruing	542	636	592	610	609
Total loans 30-89 days past due	805	1,077	980	914	825

Nonperforming loans and leases as a percentage of loans and leases held for investment	0.51%	0.51%	0.53%	0.56%	0.58%
Nonperforming assets as a percentage of total assets	0.36	0.37	0.38	0.40	0.42
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.04	1.04	1.06	1.06	1.10
Net charge-offs as a percentage of average loans and leases, annualized	0.42	0.42	0.37	0.28	0.46
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.49x	2.47x	2.91x	3.88x	2.40x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	2.05x	2.03x	2.00x	1.90x	1.89x

(1)
Includes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets totaled $801 million at March 31, 2017, down $12 million compared to December 31, 2016. The decrease was driven by a $19 million decline in nonperforming commercial and industrial loans. Nonperforming loans and leases represented 0.51 percent of loans and leases held for investment, flat compared to December 31, 2016.

Performing TDRs were down $17 million during the first quarter, primarily due to a $13 million decrease in residential mortgage loans.

Loans 90 days or more past due and still accruing totaled $542 million at March 31, 2017, down $94 million compared to the prior quarter, primarily due to a decrease in residential mortgage loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.38 percent at March 31, 2017, compared to 0.44 percent for the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.06 percent at March 31, 2017, a decrease of one basis point compared to the prior quarter.

Loans 30-89 days past due and still accruing totaled $805 million at March 31, 2017, down $272 million compared to the prior quarter. This decrease was primarily driven by seasonality in retail portfolios.

Net charge-offs during the first quarter totaled $148 million, essentially flat compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.42 percent, unchanged compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.4 billion, essentially flat compared to the prior quarter. As of March 31, 2017, the total allowance for loan and lease losses was 1.04 percent of loans and leases held for investment, unchanged compared to December 31, 2016.

The allowance for loan and lease losses was 2.05 times nonperforming loans and leases held for investment, compared to 2.03 times at December 31, 2016. At March 31, 2017, the allowance for loan and lease losses was 2.49 times annualized net charge-offs, compared to 2.47 times at December 31, 2016.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T's live first quarter 2017 earnings conference call at 8 a.m. ET today, please call 888-632-5009 and enter the participant code 9586536. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's first quarter 2017 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at BBT.com.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $220.5 billion in assets and market capitalization of $36.3 billion as of March 31, 2017. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates over 2,100 financial centers in 15 states and Washington, D.C. A Fortune 500 company, BB&T was recognized as one of Forbes' 2017 Best Banks in America and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.

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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The company believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

•
The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

•
Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and estimated funding costs associated with loans and securities acquired in the Colonial acquisition and PCI loans acquired from Susquehanna and National Penn. Core net interest margin is also adjusted to remove the purchase accounting marks and related amortization for non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn. BB&T's management believes the adjustments to the calculation of net interest margin for certain assets and deposits acquired provide investors with useful information related to the performance of BB&T's earning assets.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's First Quarter 2017 Quarterly Performance Summary, which is available at BBT.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could," and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2016 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

•
general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

•
disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions or market disruptions in Europe, China or other global markets, including, but not limited to, the potential exit of the United Kingdom from the European Union;

•
changes in the interest rate environment, including interest rate changes made by the Federal Reserve or the possibility of a negative interest rate scenario, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	a reduction may occur in BB&T's credit ratings;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;

•
cybersecurity risks, including "denial of service," "hacking" and "identity theft," could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

•
natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

•	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•
failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

•	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;

•
unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

•	risks resulting from the extensive use of models;

•	risk management measures may not be fully effective;

•	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations;

•
higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T; and

•
widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.